                                                                   EXHIBIT 10.13







                            WHITE COUNTY COAL COMPANY

                               TERM COAL CONTRACT

                                    (PATTIKI)




                                 August 5, 1998

                                TABLE OF CONTENTS


1.       Contract Term..................................................2

2.       Quantity.......................................................3

3.       Scheduling.....................................................4

4.       Variations, Delays, and Interruptions in Deliveries............5

5.       Source.........................................................7

6.       Price..........................................................8

7.       Sampling and Analysis..........................................8

8.       Adjustment for Quality........................................11

9.       Quality and Specifications....................................13

10.      Contract Price Adjustments....................................16

11.      Remedies......................................................18

12.      Notices.......................................................19

13.      Shipping Notices..............................................20

14.      Transportation................................................21

15.      Payments, Invoices............................................23

16.      Weights.......................................................24

17.      Contract Administrator/Contracting Officer....................25

18.      Disputes......................................................25

19.      Clean Air Act and Other Environmental Requirements............27

20.      Unilateral Termination Right..................................27

21.      Contract Components...........................................28

            CONTRACT FOR PURCHASE AND SALE OF COAL DATED JULY 7, 1998
                  BETWEEN TVA AND WHITE COUNTY COAL CORPORATION
                 (CONTRACT NO. 98P05-239553 RELEASE NO. 1273880)


                          LISTING OF INITIALED CHANGES


1. Cover Page: Changed "White County Coal Company" to "White County Coal Corporation" and changed date from "August 5, 1998" to "July 7, 1998" to coincide with proper contractor name and effective date as shown on page 1 of the Contract.

2. Subsection 2.A, Page 3: Within the second line, struck the word "each" as reference is to only the Contract Year 1998. Also, inserted last sentence to the first paragraph which addresses TVA's right to increase or decrease weekly schedule by an amount up to ****** upon providing 30 days notice.

3. Subsection 10.B, Page 17: In the third line down, deleted reference to "Subsection e." as there is no such subsection.

4. Section 20, Page 29: Within the fourth line from the bottom of the page, corrected reference to "Section 2" versus "Section 5 or under Subsection 3.a".

Contract No. 98P05-239553
Release No. 1273880


                     CONTRACT FOR PURCHASE AND SALE OF COAL


         THIS AGREEMENT, is made and entered into this 7th day of July, 1998, by and between TENNESSEE VALLEY AUTHORITY, a corporation organized and existing under an Act of Congress (hereinafter called "TVA"), and White County Coal Corporation (hereinafter called "Contractor").

                              W I T N E S S E T H:

         In consideration of the mutual covenants hereinafter stated, the parties hereto agree as follows:

                  Definitions: "Contract Year" shall mean a twelve-month period commencing with the first day of the calendar month in which the Delivery Commencement Date (as hereinafter defined) occurs.

                  "Delivery Commencement Date" shall be that date set forth in
Section 1 hereof for commencement of deliveries. Such date may be changed only by supplement to this contract that expressly refers to the term "Delivery Commencement Date." The actual date of commencement of deliveries shall not affect the Delivery Commencement Date.

                  "Contract Quarter" shall mean any of the four quarters of a Contract Year: i.e.. January - March - April - June, etc. In the event deliveries commence at a time other than the beginning of a Contract Quarter, the first Contract Quarter shall be the period up to the beginning of the next Contract Quarter, e.g. February - March.

                  "Contract Administrator" shall be that TVA representative designated (in the contract award letter) to administer the contract on behalf of TVA.

                  "Destination Plants" shall mean that TVA fossil-fired power plant or plants designated in the Request for Proposals under which this contract was awarded, a blending facility, if the coal is to be blended at a site remote from a TVA plant, or such other destination as TVA may elect under Subsection 14.g. of this contract. Coal delivered hereunder may have a Destination Plant for blending, and one or more Destination Plants that are power plants. The Destination Plant(s) shall be identified by TVA from time to time.

         1. Contract Term: The Delivery Commencement Date shall be July 1, 1998, and deliveries shall continue for five years unless terminated by agreement or as otherwise provided herein. Provided. however, this contract may be reopened by either party ****** prior to the ****** anniversary of the Delivery Commencement Date for the purpose of renegotiating price and other terms and conditions or for the sole purpose of terminating deliveries. The party desiring to exercise such reopener shall give the other party written notice at least ****** prior to the anniversary date and may, but shall not be required to. specify the purpose of such reopening. Nothing herein is intended to require a party who has commenced renegotiations hereunder to continue such renegotiations if, for any reason, such party, determines it is not in its interests to do so. If the reopener provision has been exercised, this contract will terminate on the said ****** anniversary date unless TVA and the Contractor have mutually agreed in writing ****** prior to the said anniversary date to continue this contract. Neither party shall be under any obligation or liability to continue this contract beyond said termination or have any liability for refusing to do so, if either party desires to terminate deliveries in accordance herewith.

         The Contract Administrator's agreement to any modification arising out of such renegotiations (including contract extension) shall be subject to approval by TVA's Board of Directors.

         2.       Quantity:

                  a. Subject to TVA's right to reduce or increase quantities to be delivered, as hereinafter provided, the quantity of coal to be sold and purchased hereunder during each Contract Year 1998 shall be ****** tons of which ****** tons shall be delivered during the period of July 1, 1998 through December 31, 1998 and ****** tons shall be delivered during the period January 1, 1999 through June 30, 1999. Commencing effective July 1, 1999, the annual contract quantity is ****** tons per Contract Year. The weekly delivery rate shall be ****** tons per week during the period of July 1, 1998 though December 31, 1998, and ****** tons per week starting January 1999.

                  If at the expiration of the term of the contract less than the maximum tonnage has been scheduled for delivery, the parties may by agreement extend the term of this contract for a period sufficient to permit delivery of tonnage in an amount up to the difference between the maximum tonnage and the total scheduled. Neither party shall be obligated to agree to such an extension.

                  TVA shall not be required to accept any quantity of coal shipped during a month that is in excess of the total amount scheduled, but if TVA accepts such excess quantity of coal, TVA may, upon written notice to Contractor, require that such excess amount be deducted from the quantities to be shipped during the following or subsequent month(s).

                  This contract is not and shall not be construed as a contract for all of TVA's coal requirements for any Destination Plant. TVA reserves the right to purchase coal from other suppliers in any amount during the term of this contract.

                  b. Notwithstanding the provisions of a. above, if generation of electricity at a Destination Plant is curtailed or interrupted for a period of one week or more as a result of the operating requirements of TVA's integrated electric generating system, including considerations of economic dispatch of TVA's generating units, TVA may from time to time direct Contractor to(i) suspend deliveries scheduled for such Destination Plant if the
                                        3

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electric output of such Destination Plant is interrupted or (ii) reduce shipments of coal scheduled to such Destination Plant by a percentage equal to the percentage reduction in electric output of the Destination Plant resulting from a curtailment. Such suspension or reduction in deliveries may continue as long as generation at the Destination Plant is curtailed or interrupted; provided, however, if TVA continues any such reduction or suspension for more than one hundred eighty (180) days, Contractor may notify TVA in writing of Contractor's intent to terminate its obligation to deliver coal scheduled for the affected Destination Plant, ninety (90) days from the date of TVA's receipt of such written notice, and this contract shall, upon the passing of such ninety-day (90-day) period, terminate as to the tonnage scheduled for the affected Destination Plant, without further cost or obligation to either party, unless TVA shall have directed resumption of the suspended or reduced deliveries within forty-five (45) days of TVA's receipt of Contractor's notice of termination.

                  Except as provided in the preceding sentence, suspensions or reductions under this subsection shall not affect the enforceability of this contract, and, on termination of the suspension or reduction, shipments shall resume pursuant to the terms and conditions of this contract. Both TVA and Contractor shall be excused from their respective obligations hereunder with respect to deliveries suspended or reduced pursuant to this section and such deliveries shall not be rescheduled for delivery except by mutual consent of the parties.

                  c. Except in the case of any failure to deliver that is excused under Subsection 4.b., TVA may exercise the remedies afforded it under
Section 11, Remedies, or as otherwise provided by law, in the event Contractor fails to deliver coal as provided in this Section 2 or Section 3, Scheduling; provided, however, in lieu of other remedies, TVA may elect to reschedule for delivery any deficiencies. This rescheduled coal shall be delivered in accordance with the provisions of this contract and at the price in effect at the time during which such deficiencies occurred.

         3.       Scheduling:

                  a. Contractor agrees to load railroad trains or barging companies' barges on arrival at Contractor's loading point in accordance with the terms and conditions of TVA's rail or barge transportation agreement(s). TVA maintains the right to coordinate all deliveries under this contract and others for the purposes of establishing a uniform delivery schedule for placement at either transloading and blending docks or TVA plants.

                  b. Whether TVA or Contractor contracts for transportation services necessary to transport coal purchased and sold hereunder to the transloading or blending facilities or the Destination Plants, unless otherwise agreed, it shall be Contractor's responsibility to make timely arrangements for the scheduling of transportation equipment for moving the coal at the scheduled rate of delivery. Contractor shall be responsible for any demurrage that accrues at the loading point as provided in Section 14, Transportation.

         4.       Variations, Delays, and Interruptions in Deliveries:

                  a. Time of delivery is of major importance to TVA. Contractor shall immediately notify TVA's Fuel Transportation department of any expected deviation from the delivery schedule established in accordance with Section 2, Quantity, and Subsection 3.a. of this contract and of the cause and extent of deviation, except in the case of variations from schedule of up to ******.

                  b. Subject to the conditions hereinafter stated, neither party shall be liable to the other for failure to mine, deliver, take, or unload coal as provided for in this contract if such failure was due to supervening causes beyond its control and not due to its own negligence, and which cannot reasonably be overcome by the exercise of due diligence. Such causes shall include by way of illustration, but not limitation: acts of God or of the public enemy; insurrection; riots; strikes; nuclear disaster; partial or total outages of coal-fired units; floods; accidents; major breakdown of equipment or facilities (including emergency outages of equipment or facilities to make repairs to avoid breakdowns thereof or damage thereto) fires; industry-wide shortages of carriers' equipment embargoes; orders or acts of civil or military authority; or industry-wide shortages of materials and supplies. Nor shall TVA be obligated to take coal hereunder at a Destination Plant so long as such causes wholly or partially prevent the transloading and/or blending of the coal or wholly or partially prevent the handling, unloading, stockpiling, or burning of coal at the Destination Plant to which deliveries are consigned at the time the cause occurs, in which case, TVA shall have the right but not the obligation to consign deliveries to another plant or facility not affected by the excusable cause. Nor shall the refusal of either party to settle a strike on terms other than it considers satisfactory preclude the strike from being considered an excusable cause. TVA shall have the right, but not the obligation, to require Contractor to make up any tonnage not delivered in accordance with this section.

                  A party's delays due to delays of its subcontractors will not be excusable under this provision unless the delay of the subcontractor was also due to causes beyond the control and without the fault of the subcontractor, such as the causes listed above. The failure by Contractor or its subcontractor to obtain and maintain all federal, state, and other regulatory agency coal mining permits, certificates, and licenses shall not excuse Contractor from any obligation under this contract. The provisions of this Subsection b. shall not excuse a party unless such party failing to deliver or take coal shall give written notice to the other of such failure and furnish full information as to the cause and probable extent thereof within ten (10) calendar days after the failure first occurs. In the case of the Contractor, said ten-day (10-day) period shall begin with the day following that on which tonnage first becomes deficient under the established delivery schedule. In the case of TVA, this period shall begin on the day following that on which TVA first fails to take coal duly and properly delivered. Failure to give such notice and furnish such information within the time specified shall be deemed a waiver of all rights under this provision with respect to tonnage scheduled for delivery prior to the date such notice and information are actually furnished.

                  In the event of partial failure to deliver, take, or unload coal that is excusable under this subsection, the parties shall prorate deliveries or receipts of coal in substantially the same proportion based upon contractual commitments, (e.g. a fifty percent (50%) reduction in receiving or production capacity would result in a fifty percent (50%) reduction in scheduled deliveries for each supplier or consumer). Similarly. for coal delivering under this contract to multiple Destination Plants, the failure or partial failure to take or unload coal at one of the Destination Plants that is excusable under this subsection shall result in a pro rata reduction in the tonnage scheduled for such Destination Plant under this contract at the time of the commencement of the supervening cause in substantially the same proportion as the reduction in total receipts at such Destination Plant resulting from the supervening cause. However, the parties shall not be obligated to prorate a reduction in receipts or deliveries under coal supply contracts not affected by the failure because they have different modes of delivery or have substantially different quality requirements, or because their scheduled delivery dates are not affected by the failure. During the periods TVA may experience such failures to take or unload coal, Contractor shall be permitted to sell such coal normally intended for TVA. In the case of the period during which Contractor may experience such failures to deliver coal, TVA may purchase replacement coal. The disabling effects of such failures to deliver, take, or unload coal shall be corrected by the party experiencing such failure as soon as and in the extent reasonably practicable.

         If a party's excused failure to deliver or receive coal in amounts substantially in conformance with the schedule established under Section 2. Quantity, and Subsection 3.a. continues for a period exceeding one-hundred eighty (180) days the other party may terminate this contract. In the event of such a termination, neither party shall have any further liability to the other except for those liabilities which may have accrued with respect to performance or defaults prior to said termination.

                  c. TVA, by providing at least forty-five (45) days' prior written notice to Contractor shall have the right to refuse any shipments otherwise scheduled for delivery to a Destination Plant during plant maintenance or repair periods at such Destination Plant and shall have no obligation to accept such shipments at a later time.

         5.       Source:

                  a. The source of coal delivered under this contract is of major importance to TVA. The provisions of this contract pertaining to coal quality and quantity requirements, price adjustments, federal and state legislation, and other matters are directly related to the source of coal. As used in this Section 5, "Source Area" shall mean the total coal reserve areas outlined in the Specific Location Map(s) identified in Appendix B; provided, that, within the Source Area, only the area(s), for surfaced-mined coal, or mine opening(s), for underground-mined coal, covered by the mining permit(s) listed in the Term Offer is an "Authorized Source" of coal for delivery under this contract. The mine area(s) and/or opening(s) located within the Source Area shown on the Specific Location Map(s), but not covered by the mining permit(s) listed in the Term Offer, may become an Authorized Source under the following procedures as mining progresses and the appropriate permit(s) and license(s) are obtained. Contractor shall notify TVA in writing at least forty-five (45) days in advance of its intention to deliver coal from any additional area(s) or mine opening(s) in the Source Area which is not then authorized. TVA may, if it deems it is in TVA's best interests, authorize such areas, but is under no obligation to do so. TVA reserves the right to require

Contractor to furnish any information and/or any guarantees TVA deems necessary bearing on the ability of the source to meet the requirements of this contract and to make that information a part of this contract.

                  b. Contractor shall immediately notify TVA in writing of any events affecting the size or location of the Authorized Source(s). All Authorized Sources under this contract shall be in compliance with the Federal Mining Safety and Health Act of 1977, as amended, all state and federal reclamation laws, including the Surface Mining Control and Reclamation Act of 1977, as amended, and regulations issued under such laws. If Contractor fails to comply with this requirement, whether or not coal from such Authorized Source is then being delivered hereunder, TVA may exercise its rights under Section 11, Remedies.

                  c. Contractor expressly assumes the risk that the Authorized Source(s) will permit the production of coal in such quantities and of such quality as will meet the requirements of this contract. Coal shall not be delivered from any other source(s), or shipped from any other origin(s), or mined by any other producer(s) or subcontractor(s), unless authorized by TVA in writing prior to delivery.

                  d. Regardless of the cause of or reason for a request by Contractor to approve a new Authorized Source, TVA shall be under no obligation to approve the tendered source as an Authorized Source, and TVA may withhold its approval on any basis or bases that TVA may deem appropriate, including purely economic considerations.

         6.       Price:

                  a. TVA shall pay Contractor ****** f.o.b barges at Mount Vernon Coal Terminal or ****** f.o.b rail cars at Pattiki Mine (hereinafter referred to as the Base Prices) for each net ton of coal purchased and delivered under this contract, plus or minus such adjustments as herein provided. The Base Price remains constant.

         7.       Sampling and Analysis:

                  a. The sampling location shall be the Destination Plant unless TVA notifies Contractor in writing that samples will be taken at other locations, including blending facilities. TVA shall determine how much coal is to be sampled and the lot size of each sample. Contractor may be present at the taking of samples, but TVA shall be under no obligation to notify Contractor to be present.

                  b. Sampling and analysis shall be conducted generally in accordance with the methods described in the latest published edition of the Annual Book of ASTM Standards, volume 05.05. Plants which receive coal by rail may collect samples during unloading of a car by means of uniformly spaced tubes located on the car bumper. Contractor has observed the TVA sampling equipment and facilities at the Destination Plant or has taken such other steps as Contractor deems appropriate to familiarize itself with such equipment and facilities, and Contractor waives any claim, demand, defense, or objection thereto based on any lack of conformance of such equipment and facilities to the requirements of this Section 7, provided they are properly maintained during the term of this contract.

                  c. Analysis data shall be promptly made available to Contractor through access to a computer system, or at TVA's option, such data may be provided by other means. Moisture, ash, and sulfur values shall be reported to the nearest hundredth (.01) of a percent. Heat content in Btu/lb shall be reported to the nearest whole Btu/lb. SO2 content shall be calculated and reported to the nearest hundredth (.01) of a pound.

                  d. All samples collected by TVA, or others at its direction, shall be divided into at least two parts and put in suitable airtight containers, the first container in each case to be used by TVA, or its designated commercial laboratory, and the second container in each case to be held available by TVA for a period of not less than forty-five (45) days from actual sampling date of the coal by TVA, properly sealed and labeled, to be analyzed if a dispute arises between TVA and Contractor. If Contractor wishes to dispute a sample or analysis, it shall notify TVA in writing within such forty-five day (45-day) period. If Contractor fails to provide such notice of dispute within such forty-five day (45-day) period, Contractor shall be deemed to have waived any claim or defense based on errors or omissions in the sampling or analysis operations as to the affected samples.

                  Upon receipt of a notice of a dispute over the result or method of such sampling or analysis, TVA shall review and inspect the sampling and analysis equipment and procedures, and, if such dispute is in good faith, the second sample split will be analyzed by a third party commercial laboratory to check for reproducibility. The third party lab will follow the same ASTM analysis procedures outlined in Subsection b and the reproducibility limits in those same standards will be used to judge reproducibility. If the review of the sampling and/or analysis indicates the sampling or analysis was improperly performed or the results of the second analysis are not within ASTM reproducibility limits, the original analysis report shall be declared erroneous, and both the original and the second analysis report shall be ignored. Otherwise, the original analysis report shall remain in full force and effect.

                  e. Contractor shall also sample and analyze, or obtain services of a third party to sample and analyze, all shipments of coal to TVA under this contract. These analyses shall specify, at a minimum, the total moisture content, the ash content (as-received), the heat content Btu/lb (as-received), and the sulfur content (as- received), and must be electronically transmitted to both the Destination Plant and the Contract Administrator in a format acceptable to TVA. These analyses are required in order to provide information on the contents of coal received by TVA prior to unloading. TVA reserves the right not to unload coal at the Destination Plant until after the appropriate analysis is received. Contractor shall be responsible for any demurrage charges incurred by TVA as the result of Contractor's failure to transmit the analyses when and as required. TVA may reject coal based on these analyse; however, nothing in this Subsection e, shall affect in any way TVA's rights to appropriate contractual actions and adjustments for quality based on samples collected and analyzed in accordance with Subsections a. and b. of this
Section 7.

                  f. In the event TVA does not sample at least forty percent (40%) of the tonnage received for a quarterly adjustment, the Contractor's samples shall be used for the quality adjustment(s) for such quarter under
Section 8, Adjustments for Quality, provided all Contractor samples for such quarter meet all criteria below:

                  (1) One-hundred percent (100%) of shipments shall have been sampled and analyzed in accordance with the methods described in the latest published edition of the Annual Book of ASTM Standards, volume 05.05. Samples must have been collected utilizing mechanical systems meeting ASTM D 2234 Type I, Condition B, which have been shown to be free of bias within the past year. The bias testing procedure and precision used must be approved by TVA. Systems will be subject to a critical inspections according to ASTM D4702 prior to approval.


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




                  Analysis procedures used should be as follows unless otherwise approved in writing by TVA:

                                Parameter                         Method
                                ---------                         ------
                           Residual Moisture                    ASTM D 5142
                           Ash                                  ASTM D 5142
                           Sulfur                               ASTM D 4239
                           Btu                                  ASTM D 1989

                  (2) Sample analysis and other date required by TVA to match data with shipment shall be provided to TVA in a format approved by TVA.

                  (3) The lot size for each sample shall be by barge for barge coal, by trainload for rail coal, and by daily delivery for truck coal.

                  (4) Analysis for each sample shall have been received by TVA by electronic data interchange within seven (7) days of collection of said sample.

                  (5) The sampling system shall be located in an area acceptable to TVA such that the sample collected for shipment is collected only from coal that is loaded for said shipment.

                  If TVA samples twenty percent (20%) or more but less than fifty percent (50%) of the tonnage received, and if any of Contractor's samples for the affected quarter do not meet all of the above criteria, TVA samples shall be used for said quarterly adjustment(s). If TVA samples less than twenty percent (20%) of the tonnage received and any of Contractor's samples do not meet all of the above criteria, no adjustment for quality will be made for said quarter.

         8.       Adjustment for Quality:

                  a. As used in this Section 8, a "Quarterly Average Value" shall mean the weighted average value of the appropriate quality component determined from all samples collected in accordance with Subsections 7.a. and 7.b. during a calendar quarter based, at TVA's election, on the tonnage, number of railcars, or barges represented by the samples.

                  b. For the coal accepted in each calendar quarter, an adjustment, calculated to the nearest cent per ton and using the Base Price, shall be applied to the contract price to account for variations in the Quarterly

Average Value for as-received Btu/lb compared to the Typical Analysis for as-received Btu. This adjustment shall in no way be affected by contract price adjustments under Section 10, Contract Price Adjustments, hereof. (See Exhibit I for example of calculations)

                  c. For the coal accepted in each calendar quarter, an adjustment, calculated to the nearest tenth of a cent per ton at a rate of either (1) ****** per ton (decrease) for each percentage point the Quarterly Average Value for ash (as-received basis) exceeds the Typical Analysis for ash, or (2) ****** per ton (increase) for each percentage point for the Quarterly Average Value for ash (on an as-received basis) is less than the Typical Analysis for ash. The calculation shall be prorated to cover any fractional percentage. (See Exhibit I for example of calculations.)

                  d. For the coat accepted in each calendar quarter, an adjustment, calculated to the nearest tenth of a cent per ton at a rate of either (1) ****** per ton (decrease) for each percentage point the Quarterly Average Value of moisture exceeds the Typical Analysis for Moisture, or (2) ****** per ton (increase) for each percentage point the Quarterly Average Value for Moisture is less than the Typical Analysis for Moisture. The calculation shall be prorated to cover any fractional percentage. (see Exhibit I for example of calculations.)

                  e. For the coal accepted in each calendar quarter, an adjustment, calculated to the nearest cent per ton at a rate of either (1) ****** per ton (decrease) for each tenth (1/10) of a pound per million BTUs the Quarterly Average Value of sulfur dioxide exceeds the Typical Analysis for sulfur dioxide, or (2) ****** per ton (increase) for each tenth (1/10) of a pound per million BTUs the Quarterly Average Value for sulfur dioxide is less than the Typical Analysis for sulfur dioxide. The calculation shall be prorated to cover any fractional amount tenth (l/10) of a pound. (See Exhibit I for example of calculations.)

                  In lieu of accepting any sulfur dioxide penalty for any calendar quarter, the Contractor may choose to transfer sulfur dioxide emission allowances as follows: A choice to transfer allowances must be made in writing to TVA's Contract Administrator. As soon as practicable after the end of each calendar quarter, TVA shall provide to Contractor a statement showing the weighted average sulfur dioxide content (in pounds per million BTUs) for all deliveries under this contract during the quarter (including any option tonnage). If the quarterly average sulfur dioxide content exceeds the Typical analysis, Contractor shall provide TVA a completed EPA

Allowance Transfer form, within seven working days after Contractor's receipt of such average sulfur dioxide quality data. This EPA Allowance Transfer form shall authorize transfer of sufficient sulfur dioxide emission allowances to bring the actual deliveries for such quarter into compliance with the Typical sulfur dioxide specification value as referenced in Section 9.a. This transfer shall be from an EPA account designated by Contractor to an EPA account designated by TVA.

                  f. As soon as practicable after the end of each calendar quarter, TVA shall submit to Contractor a report showing the Quarterly Average Values and any adjustments determined under this Section 8 of the contract. The number of tons of coal received by TVA which are subject to adjustment shall be multiplied by said adjustments, and any resulting amount shall be paid promptly (or credited to the extent of any offsetting debit) to the party to whom it is due. The assessment of adjustments in accordance with the foregoing does not in any way impair TVA's rights under the contract or at law with respect to any failure by Contractor to meet the Guaranteed Analysis that gives rise to such adjustments.

         9.       Quality and Specifications:

                  a. All coal delivered under this contract shall conform to the following Typical Analyses on a quarterly average as determined by sampling and analyses performed in accordance with Section 7, Sampling and Analysis:

                                                  TYPICAL                                              REJECTION/SUSPENSION
                                                 ANALYSIS (1)                                           SPECIFICATIONS (3)
                                                 ------------                                          --------------------
Lbs of SO(2) per million Btu (2)               ******      lbs              Not more than              ******          lbs
Total Moisture                                 ******        %              Not more than              ******            %
Sulfur (as-received max.)                      ******        %              Not more than              ******            %
Sulfur (as received min.)                      ******        %              Not less than              ******            %
Ash (as-received)                              ******        %              Not more than              ******            %
Ash (dry basis)                                ******        %              Not more than              ******            %
Btu/lb (as-received)                           ******                       Not less than              ******
Ash fusion temperature reducing
   atmosphere
        Initial                                ****** degree F              Not [more/less] than       ******     degree F
        Softening (Hemispherical)              ****** degree F              Not [less] than            ******     degree F
        Fluid                                  ****** degree F              Not [more/less] than       ******     degree F
Volatile Matter (dry basis)                    ******        %              Not less than              ******            %
Grindability (Hardgrove Index)                 ******                       Not less than              ******
Chlorine (dry basis)                           ******        %              Not more than              ******            %

                  (1) The Typical Analysis shall be used for the quality adjustment under Section 8.

                  (2) At ******.

                  (3) Failure to comply with any of these specifications shall be basis for rejections and suspensions or termination pursuant Subsections 9.c. and 9.d.

                  b. The coal as-received shall have a top size not greater than ****** or less than ******, with at least ****** of the product larger than ******, and with at least ****** of the product larger than ******. Such sizes shall be determined by using screens with square openings. Coal shall not exhibit a temperature in excess of ******, and it shall be substantially free from milling impurities and scrap such as drill bits, pieces of scrap metal or plate, plastic, rubber, rope, cloth, wire, cable, bone, slate, earth, rock, pyrite, wood or water, which can be kept out or removed with the exercise of reasonable care during mining, preparation, and loading. It shall be loaded in a manner that will ensure reasonably uniform consistency as to size and quality and shall not contain slurry pond material (washer tailings), gob pile material (mine refuse), petroleum-coke, oxidized coal, or blends of such materials, or create excessive amounts of dust during the unloading and transferring to storage.

                  c. If any coal delivered fails to meet any of the Rejection/Suspension Specifications on the basis of visual inspection or laboratory, analysis. TVA may reject the coal at the source, loading point, any transloading or Destination Plant. TVA's acceptance of any amount of coal which does not meet these requirements shall not constitute a waiver of any right which TVA may have under this contract or as provided by law on account of the delivery of such coal. In case of rejection of any coal in accordance with this section, TVA will immediately notify Contractor of the rejection and of the cause of rejection. In the case of coal rejected after loading, unless the cause for rejection is corrected, Contractor shall promptly remove the coal from the carrier's equipment or from TVA premises, as the case may be at Contractor's expense. Contractor shall reimburse TVA for any additional transportation costs, demurrage, equipment repair costs, or handling expenses incurred by TVA in connection with any such rejection. TVA shall not be under any obligation or liability to assist Contractor in any corrective actions required to remedy the cause for rejection.

                  d. If any coal delivered fails to meet the Rejection/Suspension Specifications stated in Subsection 9.a. or the requirements of Subsection 9.b., TVA shall have the right to refuse to accept further deliveries from any or all mine sources authorized under the contract until Contractor provides assurance satisfactory to TVA that Contractor will comply with the Rejection/Suspension Specifications and the Subsection 9.b. requirements. Such assurance must be given in writing within seven (7) days after the beginning of such suspension. If Contractor fails to provide such assurance within the time specified or provides such assurance but does not correct the deficiencies that resulted in the breach of Subsection 9.a. or Subsection 9.b. within seven (7) days after giving such assurance, TVA may then terminate Contractor's right to make further deliveries under this contract. However, if TVA has suspended Contractors' right to make further deliveries under the above provision two (2) times during any twelve-month period of the contract term, TVA shall have the immediate right, at its option, upon the third such violation, to terminate Contractors' right to make further deliveries under this contract. Contractor shall be responsible for all costs or damages incurred by TVA resulting from Contractor's failure to comply with the contract requirements. Damages or excess reprocurement cost may be determined in accordance with Section 11, Remedies.

                  e. If the normal operations in conformance with the design capabilities of the Destination Plant cannot be accomplished with the coal delivered hereunder, although the coal complies with the quality and size requirements of this Section 9, TVA may then terminate Contractor's right to make further deliveries, and this contract shall be canceled without further obligation or liability to either party. In the event of such a termination. the Contractor may be given a reasonable opportunity to remedy the cause for termination, which may include the offer of replacement coal. However, TVA is not obligated to accept offers of replacement coal for the Destination Plants. In the case of multiple Destination Plants, a termination under this subsection
e. shall be effective only and to the tonnage scheduled for the affected plant at the time it is determined that normal operations cannot be accomplished.

         10.      Contract Price Adjustments:

                  a. Effective the first day of the second Contract Year and each such first day of each Contract Year thereafter, the then current adjusted price of coal shipped under this contract will be increased by

****** of the Base Price specified in Section 6, Price, as such price may be modified under Section I, Subsection 10.b. or Subsection 10d., below.

                  b. (1) In the event of enactment or amendment, after the proposal closing date for the requisition under which this contract was awarded (or in the case of establishment of a new Base Price under Section I or Subsection(s) d or e., below, after the effective date of such new Base Price), of a federal or state statute that assesses on a per-ton basis a tax, fee, or other similar charge on the coal delivered hereunder ("Law Changes"), Contractor shall notify TVA of such Law Changes and supply from its records information satisfactory to TVA showing the effect, if any, of these Law Changes upon the cost per ton of furnishing coal under this contract. If a Law Change increases Contractor's cost of providing coal to TVA, a contract price increase shall be made by TVA for such Law Changes effective on the later of (a) the date TVA receives Contractor's notice of the Law Change or (b) the date Contractor's cost of providing coal is increased by the Law Change. If a Law Change decreases Contractor's cost of providing coal to TVA, a price decrease shall be made by TVA for such Law Change effective on the date such Law Change could be utilized to reduce Contractor's costs, whether or not Contractor actually reduces such costs on such date. This Section 10.b.(l) does not apply to (i) promulgation or amendment of rules and regulations except to the extent such promulgation or amendment results from a Law Change, or (ii) to implementation of statutes or amendments to statutes that are enacted on or before the proposal closing date as described above.

                  (2) If (i) a price adjustment requested by Contractor under this Subsection b. would result in a contract price increase exceeding ****** of the Base Price, or (ii) a combination of price adjustments under this Subsection
b. and any other provision of this contract that collectively come into effect during any one-year period would result in a contract increase exceeding ****** of the Base Price, then TVA may, at its sole discretion, terminate the contract upon sixty (60) days' written notice given after such an adjustment(s) is requested by Contractor.

                  c. The increase or decrease under each subsection shall be calculated separately to the nearest one-tenth (1/10) cent per ton. Any changes (including a recalculation of a previously granted tentative price adjustment) considered applicable by Contractor shall be reported to TVA by Contractor with appropriate data necessary to verify the change. Contractor must furnish such supporting evidence as may be requested by TVA. A request for a price adjustment considered applicable by Contractor must be submitted to TVA with appropriate documentation within one hundred eighty (180) days of the date Contractor incurs a cost change. Failure to do so shall constitute a waiver of Contractor's right to any upward adjustment. Any overpayment made under these provisions may be deducted from any amounts otherwise due Contractor.

                  Contractor agrees that, in the event TVA reimburses Contractor under this Section 10 for a cost incurred by Contractor and it is later determined that Contractor is entitled to recover such cost from a third party, at TVA's request Contractor shall use its best efforts to recover such cost and upon such recovery shall reimburse TVA for amounts previously paid by TVA based on said cost. Reasonable costs incurred by Contractor in pursuing such recovery at TVA's request shall be reimbursed by TVA; provided that where Contractor and/or other purchasers from Contractor also receive a benefit from pursuing such recovery, the cost thereof shall be equitably shared.

                  d. In the event TVA's transportation cost for shipment of coal delivered hereunder increases during any one-year period at a rate greater than ****** of the transportation cost in effect at the time of contract award, TVA may terminate the Contractor's right to proceed under this contract without further obligation or liability to either party hereunder or at law by giving Contractor sixty (60) days' advance notice of such termination any time within one year after TVA begins incurring such cost increase. However, in lieu of termination Contractor may elect to reduce the Base Price of coal to cover the increased portion of the transportation cost above the aforementioned limit, in which case the contract shall remain in full force and effect. Contractor's election must be set forth in writing within thirty (30) days of TVA's notice of termination. Such election by Contractor shall be irrevocable and binding for that increase and shall be effective as of the date of notification by TVA of the cost increase. TVA may invoke the provisions of this Subsection d. each and every time its costs exceed the limit set forth above.

         11.      Remedies:

                  a. This Subsection 1l.a. does not apply to a situation where another contract provision provides a different procedure, such as Subsection 9.d. If TVA in good faith believes that Contractor has failed to comply with any term or condition of this contract, the Contract Administrator shall give Contractor oral notice, to be followed by written confirmation, of any such violation.

                           (i) If Contractor fails to correct a curable contract
violation within seven (7) days of first notice, TVA shall have the right to suspend Contractor's right to make further deliveries until Contractor provides adequate assurance to TVA that Contractor will comply with all provisions of this contract, such assurance to be given in writing within seven (7) days after such suspension. If Contractor fails to provide such adequate assurance within the time specified or timely provides such satisfactory assurance but Contractor does not correct the curable contract violation(s) within seven (7) days after giving such assurance, TVA shall have the right, but not the obligation, to terminate Contractor's right to make further deliveries under this contract.

                           (ii) In the case of a contract violation by
Contractor that is not curable (including, but not limited to, violations of Section 5, Source, of this contract or of Section 6, Officials Not to Benefit, of the General Long-Term Contract Conditions), upon providing notice as described above, TVA shall have the immediate right, but not the obligation, to terminate or suspend for up to thirty (30) days, Contractor's right to make further deliveries under this contract. If TVA suspends Contractor's right to make further deliveries, then, upon expiration of said thirty-day period, TVA shall either direct Contractor to continue performance of this contract or terminate Contractor's right to make further deliveries.

                  (b) Contractor shall be responsible for all costs or damages incurred by TVA resulting from Contractor's failure to comply with the contract requirements. TVA may, at its option, purchase in the open market or by contract or otherwise procure coal to replace all or any part of that which the Contractor has failed to deliver, except as provided in Subsection b. of Section 4, Variations, Delays, and Interruptions in Deliveries, or that as to which its right to deliver was terminated or suspended. Contractor shall be liable to TVA for the excess cost occasioned by such purchase(s) and any other loss or damage caused by Contractor's breach of the contract, including, but without limitation to, liability incurred by TVA with respect to the transportation or other handling of the coal. In the alternative, TVA may determine the loss or damage sustained by Contractor's breach of contract by other methods as provided by law. In addition to all other means of recovery, TVA may deduct any such excess costs and damages from any amount otherwise due Contractor.

                  Unless TVA determines that the following method of calculating damages is not practical and TVA notifies the Contractor in writing that TVA's damages will be calculated in some other commercially reasonable manner, (1) such part of the highest priced coal (of comparable quality under one or more contracts) which TVA purchases at the next awarding of term or spot contracts for delivery to any fossil plant in the TVA system as would be required to replace coal which was scheduled for delivery under this contract after the date the Contractor's right to make deliveries under this contract was terminated shall be deemed to have been purchased as replacement coal for Contractor's account; and (2) for unexcused deficiencies occurring before termination or contract expiration, such part of the highest priced coal (of comparable quality under one or more contracts) for which TVA awards spot contracts in the week following each such deficiency, for delivery to any plant in the TVA system, as equals the quantity of Contractor's deficiency shall be deemed to have been purchased as replacement coal for Contractor's account. If no spot coal was purchased before contract termination or expiration. TVA shall determine damages for all unexcused deficiencies in the manner provided in item (1) above, whether such deficiencies accrued before or after termination or expiration.

                  c. If TVA suspends or terminates Contractor's right to make further deliveries hereunder or under any other provision of this contract and such suspension or termination is finally determined in accordance with Section 18, Disputes, to have been improper, then Contractor's sole remedy for such improper termination or suspension shall be to require rescheduling of all coal Contractor was prevented from delivering due to such termination or suspension, such coal to be rescheduled for delivery on dates acceptable to both parties, but in any event not later than contract expiration. The price to be paid for such rescheduled coal shall be that in effect at the time of delivery.

         12. Notices: Unless otherwise provided for in the Agreement, any contractual notice required to be given to either party shall be deemed duly given by registered, certified, or first-class mail, telecopy or telegram, to the intended party at the following address or at such changed address as may from time to time be designated in a notice similarly delivered or mailed. Except as expressly provided herein, any notice shall be deemed to have been given when sent. Communications by telecopy, or telegram shall be confirmed by depositing a copy of the same in the post office for transmission by registered, certified, or first-class mail in any envelope properly addressed as follows:

                  In the case of Contractor to:

                           MAPCO Coal Inc.
                           1717 So. Boulder Avenue
                           Tulsa, OK 47121
                           Attn: Gary Rathburn

                  In the case of TVA to:

                           Ms. Tamara Quinn, Contract Administrator
                           Tennessee Valley Authority
                           Fossil Fuels
                           1101 Market Street, LP 5G
                           Chattanooga, Tennessee 37402-2801

                  In addition, Contractor shall send a duplicate copy of every such notice and communication to TVA's Contract Administrator as designated by TVA from time to time. Either party may, by written notice to the other, change the representative or the address to which such notices and communications are to be sent.

         13.      Shipping Notices:

                  a. For all rail-delivered coal Contractor shall forward to the Destination Plant Manager(s) and Contract Administrator a daily notification, in duplicate, as to coal shipped. This shipping notice must include the contract number, traffic control numbers, railcar numbers, origin, name of mine, size of coal, shipping date, and approximate date of arrival. In addition, Contractor must complete the bill of lading (provided by TVA), and forward this document to the railroad and plant for proper identification. TVA shall have the right to require Contractor to transmit all of the above-referenced information via electronic data transfer direct to TVA's computer system.

                  b. For all barge-delivered coal Contractor shall forward to the individual named in the consigning instructions, Destination Plant Manager(s), and Terminal Supervisor, if applicable, a daily notification, in duplicate, as to coal shipped. This shipping notice must include the contract number, barge numbers, origin, name of mine, size of coal, shipping date, and approximate date of arrival. TVA shall have the right to require Contractor to transmit all of the above-referenced information via electronic data transfer direct to TVA's computer system.

                  c. Contractor must take whatever steps are necessary to ensure that shipping notices arrive at the plant prior to delivery of the coal. The plant will not unload coal until a correct shipping notice is received and Contractor will be responsible to carrier or TVA for any demurrage charges resulting from delays due to late notification.

         14.      Transportation:

                  a. TVA reserves the right to specify reasonable limitations on the type and size of transportation equipment, the method of transportation (including train load lots and barge load lots where lots are necessary to provide the lowest transportation rate possible), and the exact routing to be used even though transportation charges are prepaid. TVA may reject any shipment made in disregard of such specifications. If the contract is awarded upon the basis of a price or prices which include transportation charges in whole or in part to destination (f.o.b. destination contract), title to the coal (except in the case of accelerated payments to Small Coal Operators) and risk of loss and damage shall remain with Contractor until delivery in acceptable condition by the carrier at destination.

                  b. For all coal to be delivered hereunder, it shall be Contractor's responsibility to furnish loading devices which shall be suitable and fit for the purpose contemplated in this contract. Contractor shall be governed by carrier's instructions regarding the height and distribution of the load, weight of cargo, and other instructions which carrier deems necessary for safe transportation. Contractor shall allow carrier's inspection of loaded equipment to assure compliance with carrier's loading instructions.

                  c. For all coal purchased, it shall be Contractor's responsibility to visually inspect the transportation equipment prior to each loading and ascertain that the equipment is empty and suitable for loading. Any equipment found mechanically unsound for loading or contaminated with material shall not be loaded. Contractor shall be responsible for all costs incurred by TVA, including the cost of any coal lost in transit resulting from Contractor's failure to exercise such diligence.

                  d. For all coal purchased for delivery by rail. whether f.o.b. railcar or f.o.b, destination fossil plant. Contractor shall be responsible for loading each car to the appropriate capacity as required by the rail carrier. In addition, each trainload shipment tendered under this contract shall be loaded to the minimum trainload weight as required by the rail carrier. Contractor's account will be charged with any penalties assessed to TVA because of Contractor's failure to observe any minimum weight loading requirements. The gross weight of each car shall not exceed the maximum allowed by the carrier. If cars are found to be loaded in excess of such maximum, it shall be Contractor's responsibility to correct the load at Contractor's expense, including but not limited to, Contractor's payment to the carrier of a per car switching charge, as well as any demurrage charges which may accrue while the car or cars await correction in load.

                  e. For all coal to be delivered hereunder, whether f.o.b. origin or f.o.b. Destination Plant, Contractor shall be responsible for any demurrage that accrues at any loading point as a result of Contractor or its subcontractors not being prepared to load the coal as scheduled. The carrier shall invoice Contractor and Contractor shall pay said carrier for all origin demurrage charges which accrue at the loading point(s).

                  f. The explicit obligation of this contract is that it will be performed in accordance with all applicable laws. Therefore, transportation of coal by Contractor to barge or rail loading facilities or, if applicable, to the Destination Plant shall comply with applicable highway laws and regulations governing the weight of vehicles. If any Contractor fails to comply with such laws or regulations, TVA shall have the same rights provided under Section 9, Quality and Specifications, for failure to meet the requirements thereof, including but not limited to the right to reject coal delivered in overweight trucks. To insure compliance with this provision and to help protect the roads and highways, TVA may require that Contractor furnish a copy of the "certified" truck weight ticket. Regardless of the actual weight of any truck coal received, the maximum gross weight that can be recorded for a single truck will be limited to the applicable maximum weight enforced by law. Any weight exceeding that maximum weight may be deducted from the total weight of coal used for payment purposes.

                  g. TVA reserves the right to ship to any plant or blending facility any coal purchased f.o.b. any shipping point. For coal purchased f.o.b. any plant, or blending facility, or shipping point, TVA may from time to time direct deliveries to any other plant, blending facility, or shipping point, and if such deliveries cause an increase or decrease in the transportation cost borne by Contractor in performing this contract, an adjustment shall be made in the contract price to reflect the changes in such cost. In addition, for coal purchased f.o.b. railcar and/or f.o.b. barge, where practicable to do so, TVA may, by giving prior written notice to Contractor as soon as possible but not later than thirty (30) days in advance, change the transportation mode of delivery, and if such change in mode causes an increase or decrease in the loading costs borne by Contractor in performing this contract, an adjustment shall be made in the contract price to reflect the changes in such costs.

         15. Payments, Invoices: Payments under this contract are subject to the provisions of the Prompt Payment Act (31 U.S.C. Sections 3901-3907). Payments as are provided for in the contract or by law will be made by check, or Electronic Fund Transfer (EFT), if a participation agreement has been established between TVA and Contractor, Electronic Fund Transfer (EFT). Except as provided for under TVA's Small Coal Operators Assistance Program. EFTs will be made not more than thirty-four (34) calendar days, and checks will be mailed not more than thirty
(30) calendar days, after the later of (1) receipt of a proper invoice(s) by TVA at the Accounts Payable Department, P.O. Box 15500, Knoxville, Tennessee 37901-5500 or (2) receipt and unloading of the coal at TVA's fossil plants. In preparing invoices, Contractor shall multiply the number of tons delivered by the Base Price applicable at the f.o.b. point of delivery plus or minus any adjustments that have been made effective under contract provisions.

                  For purposes of this provision only, "proper invoice" shall mean a numbered and dated invoice containing the complete name of Contractor, agent's name (if any), contract number, breakdown code, total amount due, correct weights (as defined below), traffic control number, shipping date, mine at which the coal was produced, together with any documentation required to be submitted therewith by any other provision of the contract.

         16.      Weights:

                  a. Unless TVA determines circumstances require determination by other methods, all coal delivered to destination by barge shall be weighed by TVA, or the blending facility, on belt scales which are maintained and periodically calibrated by TVA or third parties for accuracy.

                  b. Where at TVA's election coal is weighed by Contractor at origin, Contractor shall notify TVA immediately upon the occurrence of inaccurate weighing or absence of actual weighing. Contractor shall certify such notification in writing to TVA within seven (7) working days of the date of each such occurrence. Such certification shall identify each affected coal shipment by contract number, breakdown code, shipping point, traffic control number, shipping date, and car or barge number(s). Contractor's account shall be adjusted for any coal inaccurately weighed, or not weighed, and by the amount of the carrier's weighing charge in effect at the time of shipment, such adjustment to be made at whatever time such occurrence(s) becomes known to TVA. In the absence of scale weights from Contractor, TVA and Contractor will mutually agree by what means the weight of coal delivered hereunder shall be determined. Contractor shall reimburse TVA for any cost or expense charged to or incurred by TVA as a result of the absence of appropriate scale weights from Contractor. While TVA may not undertake to weigh all coal received, it may at its option, check weigh any coal received. In the event billed (invoiced) weights vary from TVA weights by more than one and one-half percent (1-1/2%), TVA's weights will govern.

                  If TVA has elected to have Contractor weigh the coal pursuant to Subsection b., scale tests shall be performed quarterly or more often than quarterly when requested by TVA. TVA shall be responsible for the cost of additional requested tests unless the results thereof show that the scale failed to conform to certification standards, in which event Contractor shall be responsible for such costs. The aggregate weights determined during any payment period shall be acceptable as the quantity of coal sold and purchased during such period for which invoices are to be rendered and payments to be made.

                  TVA shall have the right to have a representative present at any and all times during TVA loadings to observe determination of weights. If TVA should at any time question the accuracy of the weights thus determined, TVA shall so advise Contractor and Contractor shall permit TVA's representatives to test Contractor's weighing devices or methods. If such tests show the weighing devices to be in error, or if the weighing devices otherwise are determined to be in error, the weighing devices shall be adjusted to an accurate condition. In the event TVA and Contractor are unable to agree upon such tests and adjustments, or the devices or methods thereof, the weighing devices and methods shall be tested and adjusted to a condition of accuracy by a qualified third party, mutually chosen by TVA and Contractor, and the cost of the testing and adjusting by such third party shall be shared equally by TVA and Contractor.

                  If Contractor's weighing devices or methods are determined to be in error over 0.5%, an appropriate adjustment shall be made to the affected weights and related invoices and payments. Such adjustments shall be made retroactively to a date midway between the date on which the weighing devices were last tested and calibrated and the date on which the inaccuracy in weighing methods or devices was first questioned and prospectively until the date on which the weighing methods and devices are corrected.

                  c. All scales used by Contractor to determine the governing weight of coal shall be maintained and operated in accordance with the National Institute of Standards and Technology Handbook 44.

         17. Contract Administrator/Contracting Officer: The Vice President of Fuel Supply and Engineering has designated the Contract Administrator who administers this contract for TVA as his/her duly authorized representative to act on behalf of TVA for all purposes in the administration of this contract, such designation to continue until revoked or modified by the Vice President of Fuel Supply and Engineering. The Contract Administrator shall serve as TVA's "Contracting Officer" with respect to matters arising under terms of this contract that provide for action by the Contracting Officer.

         18.      Disputes:

                 a. This contract is subject to the Contract Disputes Act of 1978. Public Law No. 95-563, 92 Stat. 2383 ("the Act"), and TVA's implementing regulations published at 18 C.F.R. pt. 1308, as they may be amended from time to time.

                  b. Any dispute relating to this contract, whether arising before or after completion of performance, including disputes as to any alleged violation or breach thereof, which is not settled or disposed of by agreement of the parties shall be decided by the Disputes Contracting Officer (who shall be appointed by the TVA Vice President of Fuel Supply and Engineering) on the basis of the contract file and any other facts which he/she may deem pertinent. Any claim by Contractor shall be submitted in accordance with the Act and TVA's implementing regulations. The Disputes Contracting Officer shall reduce his/her decision to writing and promptly mail or otherwise furnish a copy thereof to Contractor. Within ninety (90) calendar days from the receipt of such copy, Contractor may appeal to the TVA Board of Contract Appeals by mailing or otherwise furnishing the Disputes Contracting Officer a written notice of appeal. Following the filing of a notice of appeal, the TVA Board of Contract Appeals shall arrange for the decision of the appeal in accordance with the Act and TVA's implementing regulations. The decision of the TVA Board of Contract Appeals on any question of law shall not be final or conclusive, but the decision on any question of fact shall be final and conclusive, unless determined by a court of competent jurisdiction to have been fraudulent, or arbitrary, or capricious, or so grossly erroneous as to necessarily imply bad faith, or not supported by substantial evidence.

                  c. In lieu of an appeal to the TVA Board of Contract Appeals from the decision of the Disputes Contracting Officer, Contractor may bring an action against TVA directly on the claim in a United States District Court with proper jurisdiction and venue pursuant to 28 U.S.C. Section 1337. Such an action shall be brought within twelve (12) months from the date of receipt by Contractor of the Disputes Contracting Officer's decision hereunder.

                  d. Pending final decision of an appeal, an action, or final settlement, the decision of the Disputes Contracting Officer shall govern the respective rights and obligations of the parties as to the matter in dispute and, if directed to do so in the decision, Contractor shall proceed diligently with the performance of the contract in accordance with the Disputes Contracting Officer's decision; provided, that the decision of the Disputes Contracting Officer shall be final and conclusive and not subject to review by any forum, tribunal, or Government agency, unless an appeal or action is timely commenced as authorized herein.


                  e. Contractor agrees that TVA's termination or suspension of Contractor's right to make deliveries under the contract, TVA's withholding of monies due under the contract, or TVA's pursuit of other remedies specifically provided for herein shall not constitute relief, under TVA's implementing regulations at 18 C.F.R. part 1308, as to which TVA must initiate the disputes process prior to or after effecting; provided, however, nothing in this Subsection e. shall restrict Contractor from pursuing its right to a Contracting Officer's decision and other relief available pursuant to this Section 18 with respect to any such termination, suspension, withholding, setoff, or other remedy exercised by TVA.


         19. Clean Air Act and Other Environmental Requirements: In the event of enactment, implementation, amendment, or enforcement of the Clean Air Act, as amended, or any other applicable federal, state, or local air pollution control or environmental law, rule, or requirement which causes the continued use of the coal purchased under this contract to be inconsistent with (i) TVA's air pollution control strategies, as they may be modified for meeting such air pollution control or environmental requirements, or (ii) an administrative or judicial order, TVA may cancel this contract with no further obligation or liability hereunder or at law by giving Contractor ninety (90) days' advance notice of such cancellation. In the case of inconsistency with TVA's air pollution control strategies, the parties will attempt to renegotiate the contract during such notice period to provide for delivery of coal that will be of a quality consistent with TVA's new air pollution control strategies. In the event the parties do not reach agreement on such a renegotiated contract within the 90-day notice period, the cancellation notice given by TVA shall remain in effect and the contract shall terminate at the end of such period. In no event will TVA be obligated to divert deliveries from any affected Destination Plant(s) to any alternate coal-fired fossil plant in TVA's system.

         20. Unilateral Termination Right: In addition to any other termination rights provided in this contract or at law, TVA expressly reserves the right, upon 60 days' prior written notice to Contractor, to unilaterally terminate this contract; provided, however, that TVA shall pay to Contractor an amount equal to ****** of the Base Price, multiplied by the remaining number of tons scheduled for delivery from the effective termination date herein through the earliest applicable date for termination pursuant to the reopening provisions under Section l, Contract Term; or if there is no renegotiation provision capable of effectuation after the date of termination under this section 20, then through the date of expiration of this contact; provided further, that the remaining number of tons scheduled for delivery shall be based on the minimum Base Weekly Schedule provided in Section 2 as said schedule has been adjusted under Section 5 or under Subsection 3.a. Said payment by TVA to Contractor shall constitute


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



Contractor's sole remedy against TVA for any loss, cost, or damage incurred by Contractor as a result of TVA's termination under this section. TVA shall have no further obligation or liability under the contract or at law except with respect to coal delivered prior to said termination date as otherwise provided in Section 8, Adjustment for Quality, Section 15, Payment and Invoices, and
Section 16, Weights.

         21. Contract Components: The attached Section I-III of the Request for Proposals; Exhibit I; Term Coal Proposal; General Long-Term Contract Conditions; Contractor's letters dated August 27. 1997, December 5, 1997, December 19, 1997, and February 9, 1998; Limitation on Use of Outside influence (ID-67); Coal Producer's Statement(s); and the Subcontracting Plan (on file) constitute parts of this contract.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the aforesaid date by their duly authorized representatives.

ATTEST:                                       Contractor:



                                              By:
---------------------                             -----------------------
                                                        (Signature)

                                              Title:

ATTEST:                                       TENNESSEE VALLEY AUTHORITY


                                              By:
---------------------                             -----------------------
                                                        (Signature)

                                              Title:



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




                      GENERAL LONG-TERM CONTRACT CONDITIONS

         1. Verification of Data, Inspection of Records and Mine Sources: TVA, its employees, agents, or representatives, shall have the right, after prior notice and at a reasonable time to inspect Contractor's or, if applicable, its producer's records and mines and related facilities to verify the accuracy of the data supplied by Contractor to support its request for price adjustments or to establish Contractor's actual cost change under section 10, Contract Price Adjustments, in the Base Contract and for purposes of determining Contractor's compliance with the provisions of this contract. Information obtained by TVA, its employees, agents, or representatives, in examining Contractor's or its producer's records or inspecting Contractor's or its producer's mines shall not be disclosed to third parties without the Contractor's consent, unless disclosure is ordered by a court of competent jurisdiction, is made for purposes of any litigation or proceeding (judicial, administrative, or investigatory) revolving this contract, or is otherwise required by law.

         2. Coal Mining Reclamation and Conservation Requirements.. The following TVA reclamation and conservation requirements are applicable to all spot contracts for the purchase of coal:

                  a. TVA Policy On Areas From Which Coal Will Be Procured: Coal Mining - Land and Water Resource Protection. TVA accepts no coal mined from locations in or near areas officially designated by state or federal agencies, or identified by TVA, as wild or scenic river areas, wild, wilderness, natural, scenic, public recreation areas or under study pursuant to legislative authority for any such official designation, except where special circumstances exist. No coal will be accepted from locations in or near areas designated under legislative authority as potential sites for the above uses unless, after coordination with the appropriate agencies, TVA determines that the coal can be mined without substantially adversely affecting the area's potential for such use. In such cases and also in cases involving offerings of coal from mines in or near other visually important areas such as major highways or population centers, special provisions designed to protect aesthetic values may be incorporated in the purchase contracts. No coal will be accepted from areas in which, in TVA's judgment, mining would adversely affect a public water supply and such adverse effect cannot be avoided by proper reclamation.


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




                  b. Contractor agrees that all sources of coal delivered shall be in full compliance with all state and federal reclamation laws, including the Surface Mining Control and Reclamation Act of 1977 and all regulations issued thereunder. Violations of any such law or regulation shall constitute a breach of contract, entitling TVA to exercise its remedies under this contract or as provided by law. TVA will not accept coal mined from any source, stockpile, or otherwise during any period when the source is subject to a cessation order issued by the Office of Surface Mining and Reclamation (OSM) or any state reclamation enforcement agency for violation of reclamation requirements. TVA also reserves the right to either terminate this contract or suspend deliveries under the contract from any source whatsoever when any authorized source listed in the contract, or as it may hereafter be amended, is subject to a cessation order. Coal which is not delivered due to such cessation order or suspension shall not be considered excusable, and TVA may purchase replacement coal for the Contractor's account. If, upon appeal by the Contractor under OSM's or the appropriate state's regulations, a cessation order is held to have been improperly issued, the Contractor shall not be liable for the cost of replacement coal, and any coal not delivered due to the order or suspension may, at Contractor's option, be canceled or rescheduled upon delivery terms reasonably acceptable to TVA. This constitutes Contractor's exclusive remedy against TVA in the event of a wrongful issuance of a cessation order by OSM or a state agency.

                  c. TVA reserves the right to require and Contractor agrees to perform over and above the requirements specified by law any special or additional reclamation work which TVA deems necessary to ensure that the mining operation complies with TVA's overall policy for protection and enhancement of the environment. TVA agrees to compensate Contractor for the performance of such work in an amount to be mutually agreed upon before the commencement of work. No work performed by Contractor shall be deemed special or additional reclamation work for the purposes hereof unless it is so designated in writing by the Contract Administrator.

                  d. TVA, its agents, and assigns shall have the right to enter upon any of the land affected by Contractor's mining operation, at any time and without the necessity of giving notice, for any purpose related to enforcing these reclamation and conservation requirements or to observe mining or reclamation completed or in progress.


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



                  e. TVA will not accept coal from sources mined under the 16-2/3 percent exemption allowed under P.L. 95-87, unless it can be documented that the source will be mined and reclaimed to the performance standards established under P.L. 95-87, and furthermore, that the operation has the concurrence of the coal mining and regulatory, (primacy) authority established by this law in the state from which the coal is to be mined.

         3. RELATIONSHIP OF PARTIES - PRODUCER'S STATEMENT:

                  a. Regardless of whether the Contractor is the producer of the coal to be furnished or is the sales agent of one or more producer, the Contractor binds and obligates itself for the full and faithful performance of the contract in its entirety.

                  b. If the Contractor is not the producer of the coal to be delivered hereunder, Contractor represents that it has contracted directly with the producer(s) who has (have) executed the Coal Producer's Statement(s) for the delivery of the coal to TVA.

         4. NONASSIGNABILITY; SUBCONTRACTS; DESIGNATION AND TERMINATION OF
AGENT:

                  a. Neither this contract nor any interest herein or any payments hereunder shall be assigned without the written consent of TVA, which consent TVA may withhold in its sole discretion. In the event TVA shall give such consent, the same shall not be construed as a waiver of this provision with regard to any subsequent assignment. TVA may assign its rights under this contract to any responsible party.

                  b. The Contractor shall, on request, file with TVA copies of all subcontracts and terms of all commitments with subcontractors, and TVA shall have the right to disapprove any thereof within five (5) days after receipt of such information.

                  c. No designation of any agent by the Contractor to submit invoices, receive payments, or take any other action in connection with the performance or administration of this contract shall be effective or recognized by TVA until the Contractor has given written notice of such designation and TVA has given Contractor specific written notice of its approval thereof.


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



                  d. If Contractor notifies TVA in writing of the termination of any agent that Contractor may have therefore designated to administer this contract on its behalf, TVA may thereafter rely on such notice of termination in all dealings with Contractor or a successor agent.

         5. WAIVERS. No waiver of any breach of this contract shall be held to be a waiver of any other breach. Unless a remedy is expressly designated as exclusive, all remedies afforded under the contract shall be in addition to every other remedy provided herein or by law.

         6. OFFICIALS NOT TO BENEFIT. No member of or delegate to Congress or Resident Commissioner, or any officers, employee, special Government employee, or agent of TVA shall be admitted to any share or part of this contract or to any benefit that may arise therefrom unless it be made with a corporation for its general benefit; nor shall the Contractor offer or give, directly or indirectly, to any officer, employee, special Government employee, or agent of TVA any gift, gratuity, favor, entertainment, loan, or any other thing of monetary value, except as provided in 5 C.F.R. part 2635. Breach of this provision shall constitute a material breach of this contract and TVA shall have the right to exercise all remedies provided in this contract or at law.

         7. CONTINGENT FEES. The Contractor warrants that no person or selling agency has been employed or retained to solicit or secure this contract upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employees or bona fide established commercial or selling agencies maintained by the Contractor for the purpose of securing business For breach or violation of this warranty, TVA shall have the right to terminate this contract without liability or in its discretion to deduct from the contract price or consideration the full amount of such commission, percentage, brokerage, or contingent fee.

         8. CONVICT LABOR. Contractor shall not employ in the performance of this contract any person undergoing sentence of imprisonment at hard labor.

         9. WALSH-HEALEY ACT. All the representations and stipulations in 41 C.F.R., Section 50-20l, are incorporated by reference.

         10. DISCRIMINATION ON THE BASIS OF AGE. Contractor shall comply with Executive Order 11141.

         11. SMALL BUSINESS POLICY. The requirements of 15 U.S.C Section 637(d) are incorporated by reference.

         12. LIQUIDATED DAMAGES FOR SUBCONTRACTING PLANS.


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


                  a. Failure to make a good-faith effort to comply with the subcontracting plan, as used in this clause, means a willful or intentional failure to perform in accordance with the requirements of the subcontracting plan approved under the section of the Request for Proposals titled SMALL BUSINESS AND SMALL DISADVANTAGED BUSINESS SUBCONTRACTING PLAN (attached to this contract and made a part hereof) or willful or intentional action to frustrate the plan.

                  b. If, at contract completion, or in the case of a commercial products plan, at the close of the fiscal year for which the plan is applicable, the Contractor has failed to meet its subcontracting goals and the Contracting Officer decides in accordance with paragraph (c) of this clause that the Contractor failed to make a good-faith effort to comply with its subcontracting plan the Contractor shall pay TVA liquidate damages in an amount equal to the actual dollar amount by which the Contractor failed to achieve each subcontract goal or, in the case of a commercial products plan, that portion of the dollar amount allocable to government contracts by which the Contractor failed to achieve each subcontract goal.

                  c. Before the Contracting Officer makes a final decision that the Contractor has failed to make such good-faith effort, the Contracting Officer shall give the Contractor written notice specifying the failure and permitting the Contractor to demonstrate what good-faith efforts have been made. Failure to respond to the notice may be taken as an admission that no valid explanation exists. If, after consideration of all the pertinent data, the Contracting Officer finds that the Contractor failed to make a good-faith effort to comply with the subcontracting plan, the Contracting Officer shall issue a final decision to that effect and require that the Contractor pay the government liquidated damages as provided in paragraph b. of this section.

                  d. With respect to commercial products plans, i.e., company-wide or division-wide subcontracting plans, the Contracting Officer of the agency that originally approved the plan will exercise the functions of the Contracting Officer under this clause on behalf of all agencies that awarded contracts covered by that commercial products plan.

                  e. The Contractor shall have the right of appeal, under the section in this contract titled DISPUTES, from any final decision of the Contracting Officer.

                  f. Liquidated damages shall be in addition to any other remedies that TVA may have.


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


         13. UTILIZATION OF WOMAN-OWNED BUSINESS CONCERNS. It is the policy of the United States Government that woman-owned businesses shall have the maximum practicable opportunity to participate in the performance of contracts awarded by any federal agency.

         The Contractor agrees to use its best efforts to carry out this policy in the award of subcontracts to the fullest extent consistent with the efficient performance of this contract. As used in this contract, a "woman-owned business" concern means a business that is at least 51% owned by a woman or women who also control and operate it. "Control" in this context means exercising the power to make policy decisions. "Operate" in this context means being actively involved in the day-to-day management.

         14. AFFIRMATIVE ACTION AND EQUAL OPPORTUNITY. To the extent applicable, this contract incorporates by reference the "Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era" clause, 41 C.F.R. Section 60-250.4; the "Affirmative Action for Handicapped Workers" clause, 41 C.F.R. Section 60-741.4; and the "Equal Opportunity" clause, 41 C.F.R. Section 60-1.4. Contractor shall comply with applicable regulatory requirements, including information reports and affirmative action programs. By submitting its offer, offeror, applicant, or subcontractor certifies it does not maintain segregated facilities at its establishments; does not permit employees to perform their services at any location, under its control, where segregated facilities are maintained; will not maintain segregated facilities; and will not permit employees to perform their services at locations, under its control, where segregated facilities are maintained. It agrees that breach of this certification violates this section. Segregated facilities means any waiting rooms, work areas, restrooms, restaurants and other eating areas, time clocks, locker rooms and other storage or dressing areas, parking lots, drinking fountains, recreation or entertainment areas, transportation, housing facilities provided for employees which are segregated by explicit directive or are in fact segregated on the basis of race, religion, color, or national origin, because of habit, local custom, or otherwise. It further agrees that it will obtain identical certifications from proposed subcontractors prior to award of subcontracts exceeding $10,000 which are not exempt from this section; will retain such certifications; and will forward the following notice to such proposed subcontractors (except where proposed subcontractors have submitted identical certifications for specific time periods):


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


         Notice to Prospective Subcontractors of Requirement for Certifications of Nonsegregated Facilities. A Certification of Nonsegregated Facilities must be submitted prior to award of a subcontract exceeding $10,000 which is not exempt from this clause. Certification may be submitted for each subcontract or for all subcontracts during a period (i.e., quarterly, semiannually, or annually). NOTE: The penalty for making false statements in offers is prescribed in 18 U.S.C. Section 1001.

         15. ENVIRONMENTAL PROTECTION AGENCY (EPA) REGULATIONS. In accordance with regulations issued by the EPA pursuant to implementation of Section 306 of the Clean Air Act, Section 508 of the Federal Water Pollution Control Act, and Executive Order 11738, the section titled "Environmentally Acceptable Facilities; Clean Air and Water" shall be made a part of this contract.

         16. SAFETY AND HEALTH. All sources supplying coal purchased under this contract shall be in full compliance with the Federal Mine Safety and Health Act of 1977 and regulations issued thereunder. Failure to comply shall constitute a breach of contract, permitting TVA to exercise its remedies under this contract or as provided by law.

         17. ANTI-KICKBACK PROCEDURES. In its operations and business relationships, Contractor shall have in place and follow reasonable procedures designed to prevent and detect possible violations of the Anti-Kickback Act of 1986 (4 l U.S.C. Sections 51-58), (Act). If Contractor believes a violation of the Act may have occurred, it shall promptly give TVA's Inspector General written notice. Contractor shall cooperate fully with TVA or any other federal agency investigating a possible violation of the act. Contractor agrees to incorporate the substance of this section, including this sentence, in all subcontracts under this contract.

         18. DRUG-FREE WORKPLACE. In submitting its offer, Contractor certifies it will comply with Public Law No. 100-690, the Drug-Free Workplace Act of 1988.

         19. ENVIRONMENTALLY ACCEPTABLE FACILITIES; CLEAN AIR AND WATER. Contractor hereby stipulates and agrees as follows:

                  (1) That Contractor included in its offer a statement listing any facilities or facilities to be utilized in performance of this contract or any subcontract enabling the performance of this contract which are listed on the Environmental Protection Agency's List of Violating Facilities issued pursuant to Section 15.20 of Title 40,

Code of Federal Regulations. If no such list is included in accordance with the foregoing, then submission of a offer shall constitute certification by the offeror that any facility or facilities to be utilized in performance of this contract or any subcontract enabling the performance of this contract are not listed on the Environmental Protection Agency's List of Violating Facilities issued pursuant to Section 15.20 of Title 40, Code of Federal Regulations.

                  (2) To comply with all the requirements of Section 114 of the Clean Air Act and Section 308 of the Federal Water Pollution Control Act relating to inspection, monitoring, entry, reports, and information, as well as all other requirements specified in Section 114 and Section 308 of the Clean Air Act and the Federal Water Pollution Control Act, respectively, and all regulations and guidelines issued thereunder.

                  (3) That Contractor shall notify the awarding official of the receipt of any communication from the Director, Office of Federal Activities, U.S. Environmental Protection Agency, indicating that a facility to be utilized for this contract is under consideration to be listed on the EPA List of Violating Facilities. Prompt notification shall be required prior to contract award.

                  (4) That Contractor will include or cause to be included the criteria and requirements in subparagraphs (1) through (4) of this provision in all subcontracts of $100,000 or more and all subcontracts for indefinite quantities which may be $100,000 or more in any year, and Contractor will take such action as TVA may direct as a means of enforcing such provisions. Contractor shall not award a subcontract without the prior written approval of TVA to any subcontractor whose performance would involve the use of any facility or facilities which are listed on the Environmental Protection Agency's List of Violating Facilities.




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